Exhibit 3.7.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:11 PM 07/01/2013
FILED 04:38 PM 07/01/2013 SRV 130837272 - 3451451 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEMC HOLDINGS CORPORATION

MEMC Holdings Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Certificate of Incorporation of MEMC Holdings Corporation is hereby amended by deleting Article FIRST in its entirety and substituting in lieu thereof a new Article FIRST as follows:

FIRST: The name of the corporation is SunEdison Holdings Corporation.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective date of this Certificate of Amendment shall be July 1st, 2013.

IN WITNESS WHEREOF, said MEMC Holdings Corporation has caused its duly authorized officer to execute this Certificate of Amendment of Certificate of Incorporation this 1st day of July, 2013.

MEMC Holdings Corporation

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	President & Chairman